Exhibit 99.1

Press Release

DS SERVICES ANNOUNCES CLOSING OF ACQUISITION OF

ITS PARENT COMPANY BY COTT CORPORATION

ATLANTA, GA – December 12, 2014 – DS Services Holdings, Inc. (“DS Services”), a leading bottled water and coffee direct-to-consumer services provider in the United States and a portfolio company of Crestview Partners, today announced that the previously announced acquisition of its sole stockholder and parent company, DSS Group, Inc., by Cott Corporation (NYSE:COT; TSX:BCB) for approximately $1.25 billion has closed.

The acquisition extends Cott’s beverage portfolio into new and growing markets, including water and coffee home and office delivery services, water filtration services, and retail services, while creating revenue and cost synergies as well as portfolio expansion. In addition, the acquisition is expected to broaden the distribution platform of Cott by adding a national direct-to-consumer distribution channel with the approximately 2,100 customer routes operated by DS Services.

“The DS Services acquisition accelerates Cott’s diversification strategy and shifts the company from a primarily CSD and shelf stable juice beverage business to a diversified beverage provider across multiple channels with improved margins and growth outlook,” said Jerry Fowden, Chief Executive Officer of Cott. “We believe this acquisition will provide us with the resources and scale necessary to drive our future success and build shareowner value,” continued Mr. Fowden.

DS Services, based in Atlanta, Georgia, will operate as a subsidiary of Cott and will continue to be led by Tom Harrington, DS Services’ current CEO and President, as well as the company’s present leadership team.

Mr. Harrington noted, “We are excited to join the Cott family, which we believe will provide additional opportunities for our employees and customers alike, as well as provide us with the platform to continue to drive growth through portfolio expansion and the capture of revenue and cost synergies.”

ABOUT DS SERVICES

DS Services is a national direct-to-consumer provider of bottled water, office coffee and water filtration services. DS Services offers a comprehensive portfolio of beverage products, equipment and supplies to approximately 1.5 million customers through its network of over 210 sales and distribution facilities and daily operation of over 2,100 routes. With one of the broadest distribution networks in the country, DS Services can provide service to approximately 90 percent of U.S. households and efficiently services homes and national, regional and local offices. DS Services is dedicated to achieving its mission of becoming America’s favorite water, coffee and tea service provider where consumers live, work and play. Please visit our website www.water.com for more information about DS Services.

Press Release

ABOUT COTT CORPORATION

The closing of the DS Services acquisition makes Cott not only one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors, but also a company with one of the broadest distribution networks in the United States, with the ability to service approximately 90 percent of U.S. households, as well as national, regional and local offices.

Cott produces multiple types of beverages in a variety of packaging formats and sizes, including carbonated soft drinks, 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy drinks and shots, sports drinks, new age beverages, ready-to-drink teas, beverage concentrates, liquid enhancers, freezables and ready-to-drink alcoholic beverages, as well as hot chocolate, coffee, malt drinks, creamers/whiteners and cereals. Cott’s large manufacturing footprint, broad distribution network, substantial research and development capability and high-level of quality and customer service enables Cott to offer its customers a strong value-added proposition of low cost, high quality products and services. In addition, Cott is now a national direct-to-consumer provider of bottled water, office coffee and water filtration services offering a comprehensive portfolio of beverage products, equipment and supplies to approximately 1.5 million customers through its network of over 210 sales and distribution facilities and daily operation of over 2,100 routes.

With approximately 9,500 employees, Cott operates approximately 60 manufacturing facilities and 180 distribution facilities in the United States, Canada, the United Kingdom and Mexico. Cott also develops and manufactures beverage concentrates, which it exports to approximately 50 countries around the world.

ABOUT CRESTVIEW PARTNERS

Founded in 2004, Crestview Partners is a value-oriented private equity firm focused on the middle market. The firm is based in New York and has approximately $6 billion of assets under management. The firm is led by a group of partners who have complementary experience and distinguished backgrounds in private equity, finance, operations and management. Crestview has senior investment professionals focused on sourcing and managing investments in each of the media, energy, financial services and healthcare industries. For more information, visit www.crestview.com.

SAFE HARBOR STATEMENTS

Statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as

Press Release

amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements because they contain words such as “believes,” “projects,” “might,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. While we believe that the expectations reflected in such forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible to anticipate all factors that could affect our actual results. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those set forth in such forward-looking statements.

You should consult other disclosures made by DS Services, including the risk factors included in our most recently filed Registration Statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC, for other factors that may cause actual results to differ materially from those included in our forward-looking statements. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. We undertake no obligation to publically revise or update such statements, except as required by applicable securities laws.

Website: www.water.com

3